DECHERT PRICE & RHOADS
                                 1500 K STREET, N.W.
                                      SUITE 500
                                WASHINGTON, DC  20005
                              TELEPHONE:  (202) 626-3300
                                 FAX:  (202) 626-3334



                                  December 21, 1995



          MainStay Institutional Funds Inc.
          51 Madison Avenue
          New York, New York  10010

          Dear Sirs:

               As counsel for MainStay Institutional Funds Inc.
(the
          "Company"), we are familiar with the registration of the Company under the Investment Company Act of 1940 and the registration statement relating to its Shares of Common Stock (the
"Shares")
          under the Securities Act of 1933 (File No. 33-36962)
(the
          "Registration Statement"). We also have examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

               Based upon the foregoing, it is our opinion that the Shares being registered pursuant to Post-Effective Amendment
No. 11 to
          the Company's Registration Statement will, when sold in accordance with the terms of the Registration Statement and the prospectus included therein and delivered by the Company against receipt of the net asset value of the Shares, have been duly and validly authorized and issued as fully paid and non-assessable
Shares of
          the Company.

               We consent to the filing of this opinion in connection with said Post-Effective Amendment No. 11 which is filed pursuant to
          Section 24(e) under the Investment Company Act of 1940 on behalf of the Company with the Securities and Exchange
Commission.

                                             Very truly yours,

                                             Dechert Price & Rhoads